UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: October 4, 2011)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 8.01 Other Events

As reported in Gulf United Energy, Inc.’s (the “Company”) Current Report on Form 8-K filed on July 14, 2011, the first of two planned wells on block CPO-4 was spudded on July 12, 2011.

The well, known as the Tamandua #1 well, is being drilled in an area where seismic data suggests the existence of multiple stacked sands (for example the C-9, Mirador, Guadalupe, Gacheta, and Une).  The C-7 section is the shallowest sand section where hydrocarbons were initially expected.  The C-9 section, at a depth of approximately 13,290 feet, through the Une sands at a depth of approximately 15,600 feet (the deepest sections), are the primary objective sands in the well.

The Tamandua #1 is being directionally drilled due to surface considerations and the existence of a waterway at the planned spud site.  In order to drill vertically through the series of crestal highs in the intervals to be tested, it is necessary to drill an “s” shaped well bore from the surface. Drilling in this manner has created slower than expected drilling rates.  We have also encountered shales in the well bore, which required the operator to increase the mud weight in the well, delaying drilling operations.

Despite the technical and mechanical challenges of the directional drilling, the Tamandua #1 was drilled to an initial depth of 6,830 feet where a shallow casing was set for the first section of the well.  The well was drilled deeper penetrating the C-7 section at approximately 11,750 feet.  As expected from our preliminary analyses, the interval from 12,200 feet to 12,500 feet of the C-7 section showed indications of oil and a significant amount of associated gas.  The existence of this gas further slowed drilling operations as the mud weight was again increased to control the well and time was taken to circulate gas out of the well bore. The well was eventually drilled through the C-8 section (to approximately 13,626 feet and an expected shale interval) when the bottom hole assembly was withdrawn from the hole for the purpose of changing the bit.

Following the change of bit, the operator experienced further delays as the drill string became stuck in the hole in one of the elbows in the well bore. In order to address some of the conditions encountered in the original well bore, the operator has decided to side track the well by kicking out of the well bore above the stuck bit.  In addition, the operator has elected to make changes to the mud system, bits and other elements of the drilling program.  We believe, based on information derived from the initial wellbore and new correlations on sand locations, that the changes to the drilling program and the sidetrack may increase the likelihood that we will achieve the crestal highs of the primary intervals that the well is designed to test.

While the Tamandua #1 is taking longer to drill than anticipated, we believe that the hydrocarbons in the C-7 may increase the likelihood of hydrocarbons in the lower sands as production from fields in this area of the Llanos Basin have been historically associated with stacked pay sequences.  As a result, we believe that the geologic risk in the well may have been reduced.  However, despite the information derived from the initial Tamandua #1 wellbore, there is no assurance that we will locate hydrocarbons in sufficient quantities to be commercially viable, or that the Tamandua #1 drilling program will be successful.

Disclosures in this Form 8-K may contain forward-looking statements relating to anticipated or expected events, activities, trends or results.  Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of the oil and gas in place, drilling schedules and success rates, the reliability of 2D and 3D data, resource information and other performance results, or the likelihood that the Tamandua #1 well will be successful. These statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that these reserves are proven recoverable as defined by SEC guidelines or that actual drilling results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this Form 8-K speak only as of the date of this Form 8-K, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 4, 2011

GULF UNITED ENERGY, INC.

By:	/S/ JOHN B. CONNALLY III
John B. Connally III, Chief Executive Officer